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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Calamos Asset Management, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CALAMOS ASSET MANAGEMENT, INC.
1111 E. Warrenville Road
Naperville, Illinois 60563
630-245-7200
April 29, 2005
Dear Stockholder:
      You are cordially invited to attend our first annual meeting of stockholders of Calamos Asset Management, Inc. The meeting will be held at 10:30 a.m. local time on Tuesday, June 7, 2005 at our main offices, 1111 E. Warrenville Road, Naperville, Illinois 60563.
      The attached notice of annual meeting and proxy statement describe the formal business to be transacted at the meeting. Directors and officers of Calamos Asset Management, Inc. will be present at the meeting to respond to questions from our stockholders.
      Please sign and return the enclosed proxy card promptly in the postage-paid envelope. A majority of the voting power of our common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business at the annual meeting. You may revoke your proxy at any time before it is voted, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

Sincerely yours,

John P. Calamos, Sr.
Chairman of the Board,
Chief Executive Officer and
Co-Chief Investment Officer

CALAMOS ASSET MANAGEMENT, INC.
1111 E. Warrenville Road
Naperville, Illinois 60563
(630) 245-7200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on June 7, 2005

      Notice is hereby given that the annual meeting of stockholders of Calamos Asset Management, Inc. (the annual meeting) will be held at 10:30 a.m. local time on Tuesday, June 7, 2005 at our main offices, 1111 E. Warrenville Road, Naperville, Illinois 60563, for the following purposes:

1. To elect five (5) directors to our board of directors. Each director will hold office until the 2006 annual meeting of stockholders or until that person’s successor is elected and qualified;

2. To ratify our audit committee’s appointment of KPMG LLP, an independent registered public accounting firm, as independent auditors for the current fiscal year ending December 31, 2005; and

3. To transact such other business that may be raised at the annual meeting or any adjournments or postponements of the annual meeting.
      You must have owned shares at the close of business on April 22, 2005 to be entitled to receive notice of, and to vote on, all matters presented at the annual meeting. Even if you plan to attend the annual meeting in person, we ask you to please complete, sign and return the enclosed proxy card.

By order of the board of directors,

James S. Hamman, Jr.
Secretary
April 29, 2005
Naperville, Illinois

CALAMOS ASSET MANAGEMENT, INC.
1111 E. Warrenville Road
Naperville, Illinois 60563
630-245-7200
PROXY STATEMENT FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS
April 29, 2005
      This proxy statement and the accompanying notice of annual meeting of stockholders are being furnished in connection with the solicitation by the board of directors of Calamos Asset Management, Inc., a Delaware corporation, of proxies for use at the 2005 annual meeting of stockholders (the annual meeting), to be held at 10:30 a.m. local time on Tuesday, June 7, 2005 at our main offices, 1111 E. Warrenville Road, Naperville, Illinois 60563. We expect that this proxy statement and the enclosed proxy, together with a copy of our 2004 annual report to stockholders, will be mailed on or about May 4, 2005 to each stockholder entitled to vote at the annual meeting.
      In this proxy statement, unless the context otherwise requires, references to “Calamos Asset Management,” “we,” “us,” “our” and “our company” refer to Calamos Asset Management, Inc., a Delaware corporation, and its consolidated subsidiaries, including Calamos Holdings LLC and the operating company subsidiaries of Calamos Holdings LLC, after consummation of the reorganization (Reorganization) undertaken in connection with our initial public offering. Calamos Family Partners, Inc., (formerly known as Calamos Holdings, Inc.), a Delaware corporation, its subsidiaries and their predecessor companies, before consummation of the Reorganization is referred to herein as our “predecessor company.”
      Calamos Asset Management, Inc. was incorporated on July 23, 2004, in preparation for our company’s initial public offering and is the sole manager of Calamos Holdings LLC. Calamos Family Partners, Inc. was incorporated on December 21, 2001 and is wholly owned by John P. Calamos, Sr., Nick P. Calamos, John P. Calamos, Jr. (Calamos principals) and trusts for the benefit of Calamos family members (family affiliates). John P. Calamos, Sr. holds the controlling interest in Calamos Family Partners, Inc., which holds all of our outstanding Class B common stock. Calamos Holdings LLC is owned 23% by Calamos Asset Management, Inc., and 77% by Calamos Family Partners, Inc. and John P. Calamos, Sr. For additional information, please see “Reorganization and Holding Company Structure” under Item 7 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, a copy which is included in our 2004 annual report to stockholders.
      We have entered into a stockholders’ agreement with Calamos Family Partners, Inc., Calamos Holdings LLC, the Calamos principals and the family affiliates which, among other things (i) restricts transfers of (a) the shares of Calamos Family Partners, Inc. owned by the Calamos principals and their family affiliates, (b) the shares of our Class B common stock and the membership units in Calamos Holdings LLC held by Calamos Family Partners, Inc. and John P. Calamos, Sr. and (c) any shares of our Class A common stock issued upon conversion of any of those shares of our Class B common stock or in exchange for any of those membership units in Calamos Holdings LLC, and (ii) allows Calamos Family Partners, Inc. to designate two persons to attend all of our board meetings as observers. Calamos Family Partners, Inc. has designated John P. Calamos, Jr. and Laura Calamos, children of John P. Calamos, Sr., as its board observers.

VOTING INFORMATION
Who can vote?
      You may vote if you held shares of our Class A or Class B common stock directly as a stockholder of record or beneficially in street name, at the close of business on April 22, 2005 (the record date). As of the record date, we had 23,000,000 shares of Class A common stock outstanding and 100 shares of Class B common stock outstanding. All the shares of Class B Common Stock are held by Calamos Family Partners, Inc.
How many votes are needed to hold the meeting?
      In order to take any action at the annual meeting, the record holders of shares having a majority of the voting power as of the record date must be present at the meeting. This is called a quorum.
Who may vote on each proposal?
      The holders of our Class B common stock, voting separately, are entitled to elect two directors at the annual meeting. The holders of our Class A and Class B common stock vote together to elect the remaining three directors and on all other matters submitted to stockholders.
How many votes per share am I entitled to?
      If you hold shares of Class A common stock, you are entitled to one vote per share. Holders of shares of Class B common stock are entitled to the number of votes per share equal to (1) 10, multiplied by the sum of (a) the aggregate number of shares of Class B common stock held, and (b) the aggregate number of membership units held in our subsidiary, Calamos Holdings LLC, divided by (2) the number of shares of Class B common stock held. All of the 100 outstanding shares of Class B common stock are currently held by Calamos Family Partners, Inc., which also holds 76.8 million membership units in Calamos Holdings LLC. As a result, Calamos Family Partners, Inc. is entitled to approximately 768 million votes, representing 100% of the Class B voting power and 97.1% of the combined voting power of our company.
Who counts the votes?
      The final voting results will be tallied by our transfer agent, The Bank of New York, which also will serve as the inspector of elections. The results will be published in our quarterly report on Form 10-Q for the quarter ending June 30, 2005.
What is a proxy?
      A proxy allows someone else (the proxy holder) to vote your shares on your behalf. The board of directors of Calamos Asset Management (board of directors or board) is asking you to allow any of the persons named on the proxy card (John P. Calamos, Sr., Patrick H. Dudasik and James S. Hamman, Jr.) to vote your shares at the annual meeting.
How do I vote by proxy?
      Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the annual meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your stockbroker or nominee. For more information on these options, please see your proxy card or the information your bank, broker, or other holder of record provided to you. Unless you indicate otherwise on your proxy card, the persons named as your proxy holders on the proxy card will vote your shares FOR all nominees to the board of directors and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm (the independent auditors) for the fiscal year ending December 31, 2005. If any other matters come before the annual meeting to be voted on, the persons named as your proxy holders on the proxy card will vote, act and consent on those matters in their discretion.

Can I change or revoke my vote after I return my proxy card?
      Yes. You can change or revoke your proxy by submitting another proxy with a later date before the beginning of the annual meeting. You also may revoke your proxy by attending the annual meeting and voting in person.
Can I vote in person at the annual meeting instead of voting by proxy?
      Yes. However, we encourage you to complete and return the enclosed proxy card to ensure that your shares are represented and voted.
What is the voting requirement to approve each of the proposals?
      For the election of directors (Proposal No. 1), each nominee for each Class B director position receiving a plurality of votes of the Class B stockholders, and each nominee for the remaining three director positions receiving a plurality of the combined votes of the Class A and Class B stockholders, entitled to vote for such position shall be elected, without regard to either (1) broker non-votes, or (2) proxies as to which authority to vote for one or more of the nominees being proposed is withheld. An affirmative vote of the holders of shares of Class A and Class B common stock, voting together as a single class, having a majority of the votes present in person or represented by proxy at the annual meeting and entitled to vote on the matters, are necessary to ratify the appointment of KPMG LLP (Proposal No. 2). Shares properly voted “ABSTAIN” on this matter will be treated as having voted “AGAINST” the proposal.
      Calamos Family Partners, Inc., which holds all of the outstanding Class B common stock and approximately 97.1% of the combined voting power of the company, has advised us that it intends to vote “FOR” all of the nominees for director and “FOR” ratification of the appointment of KPMG LLP. This would result in the election of all the director nominees and the ratification of KPMG’s appointment by the audit committee.
Who pays for this proxy solicitation?
      We pay the cost of soliciting your proxy. Proxies also may be solicited personally or by telephone or facsimile by directors, officers and employees of our company and its subsidiaries, without additional compensation to those individuals. We also will request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to, and obtain proxies from, such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
General
      Our board’s nominating and governance committee recommended, and the board approved, all of the nominees named below for election as members of the board of directors of Calamos Asset Management, Inc. All nominees are currently directors; however, all nominees are standing for election by our company’s stockholders for the first time. The nominees for election by the holders of our Class B common stock, voting as a separate class, are John P. Calamos, Sr. and Nick P. Calamos. The holders of our Class A and Class B common stock, voting together as a single class, are entitled to vote for the election of the remaining three director positions, the nominees for which are Arthur L. Knight, G. Bradford Bulkley and Richard W. Gilbert. If elected, each director will serve until the 2006 annual meeting of stockholders or until that person’s successor is elected and qualified or until his/her earlier resignation, retirement, death, disqualification or removal.
      The board has affirmatively determined that the board is currently composed of a majority of independent directors, and that the following nominees are independent within the meaning of Nasdaq rules, based on its conclusion that the following nominees do not have a material relationship with Calamos Asset Management that would interfere with their exercise of independent judgment: Arthur L. Knight, G. Bradford Bulkley and Richard W. Gilbert.
      Unless you mark on your proxy card to withhold authority to vote for one or all of the director nominees, the persons named as proxy holders intend to vote “FOR” all of these nominees.
Recommendation of the Board
      The board of directors recommends a vote “FOR” the election to the board of each of the following nominees. The voting requirements for this proposal are described in the “Voting Information” section.
Nominees
      Listed below are the names, ages, and principal occupations for the past five years of the director nominees:
      John P. Calamos, Sr., 64 (director since 2004), our founder, is our Chairman, Chief Executive Officer and Co-Chief Investment Officer. Mr. Calamos is the uncle of Nick P. Calamos. Mr. Calamos founded our predecessor company in 1977. Prior to founding our predecessor company, he was enlisted in the United States Air Force and ultimately earned the rank of Major. Mr. Calamos received his undergraduate degree in economics and an MBA in finance from the Illinois Institute of Technology. He is a member of the Investment Analysts Society of Chicago. Mr. Calamos is a nominee for election by the Class B stockholders.
      Nick P. Calamos, 43 (director since 2004) is our Senior Executive Vice President and Co-Chief Investment Officer and a director of our company. Mr. Calamos is the nephew of John P. Calamos, Sr. He joined our predecessor company in 1983 and has more than 20 years of experience in the investment industry, overseeing research and portfolio management. He received his undergraduate degree in economics from Southern Illinois University and a master’s degree in finance from Northern Illinois University. A Chartered Financial Analyst (CFA), Mr. Calamos is a member of the Investment Analysts Society of Chicago. Mr. Calamos is a nominee for election by the Class B stockholders.
      Arthur L. Knight, 67 (director since 2004) has been determined by our board of directors to be an independent director. From August 14, 2002 to January 28, 2005, Mr. Knight served as a member of our predecessor company’s advisory board. Since 1994, Mr. Knight has served as a business consultant and independent director for a number of private and public, industrial, financial and service companies. Currently he serves on the board of directors of STS Consultants, Ltd., Frain Industries, Inc. and CrossCom National, Inc. Prior to 1994, Mr. Knight served as President, Chief Executive Officer and Director of Morgan Products, Ltd., a New York Stock Exchange-listed company. Previously, he held a number of executive positions with

Houdaille Industries, Inc., also a New York Stock Exchange listed company, and its successors. His final position at Houdaille was President, Chief Executive Officer and director of John Crane Houdaille, Inc. Mr. Knight is a member of the National Association of Corporate Directors. He received bachelor’s degree from Dartmouth College and an MBA from the University of New York at Buffalo.
      G. Bradford Bulkley, 48 (director since 2005) has been determined by our board of directors to be an independent director. From October 7, 2002 to January 28, 2005, Mr. Bulkley served as a member of our predecessor company’s advisory board. Mr. Bulkley founded Bulkley Capital, L.P., and has nearly 25 years of experience in corporate finance. He began his career at Harris Trust & Savings Bank in Chicago where he was a commercial lender to middle-market companies in the Midwest. He then formed and managed one of the largest communications lending divisions in the country at what is now Bank of America Dallas. Additionally, Mr. Bulkley has been a director or advisory board member of several privately held companies. He is a member of the National Association of Corporate Directors and the Association for Corporate Growth. Mr. Bulkley received a bachelor’s degree from Trinity University in San Antonio, Texas, and an MBA in finance from DePaul University in Chicago.
      Richard W. Gilbert, 64 (director since 2005) has been determined by our board of directors to be an independent director. From June 4, 2002 to January 28, 2005, Mr. Gilbert served as a member of our predecessor company’s advisory board. In addition to serving on the board of Calamos Asset Management, Inc., he has served as an independent director for the Principal Mutual Funds since 1984. He is also an independent director of the Horton Insurance Agency. From 1990 to 1995, Mr. Gilbert was Chairman and director of the Federal Home Loan Bank of Chicago. He has also served as a director of Bulkley Capital, L.P. since 1996. Before retiring from active management in 1994, Mr. Gilbert was Publisher and CEO of Pioneer Press Newspapers in suburban Chicago; President and Chief Operating Officer of Park Communications, a media company in Ithaca, New York; and President of the Des Moines Register, a family-owned communications company. Mr. Gilbert graduated from Simpson College in Indianola, Iowa.
CORPORATE GOVERNANCE
      Calamos Asset Management regularly monitors regulatory developments and reviews its policies, processes and procedures in the area of corporate governance to respond to such developments. As part of those efforts, we review federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002, as well as rules adopted by the U.S. Securities and Exchange Commission and Nasdaq. Additional corporate governance information, including our committee charters, is located in the Investor Relations section of our website at www.calamos.com.
Code of Business Conduct and Ethics
      The board has adopted a Code of Business Conduct and Ethics (Code of Conduct), which applies to all employees and directors of Calamos Asset Management. The Code of Conduct is posted in the corporate governance section of our website and is available in print to stockholders who request a copy from our Secretary at our principal executive offices. Interested parties may address a written request for a printed copy of the Code of Conduct to: Secretary, Calamos Asset Management, Inc., 1111 E. Warrenville Road, Naperville, Illinois 60563. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Conduct by posting such information on our website.
Attendance at Board and Committee Meetings and Annual Meeting of Stockholders
      As previously indicated, our company was organized in July 2004, but did not commence operations until October 2004. The board has an audit committee, a compensation committee and a nominating and governance committee, each of which was formed in connection with our initial public offering on October 28, 2004. For the fiscal year ended December 31, 2004, the board and each committee held one meeting, which was attended by all of the directors of the company then serving.

      To promote open discussion among the directors who are not officers or employees of our company, these non-management directors, who also serve as members of each of the board’s committees, generally meet in executive session after regularly scheduled board meetings.
      The board has a policy encouraging director attendance at annual meetings of stockholders.
Committee Membership and Meetings
      The table below provides current membership information for the audit committee, the compensation committee and the nominating and governance committee.

Nominating and
	Audit	Compensation	Governance

Arthur L. Knight	M	C	C
G. Bradford Bulkley*	M	M	M
Richard W. Gilbert*	C	M	M

M — Member
C — Chairman

*	Joined board of directors and was appointed to committees on January 19, 2005. Prior thereto, John P. Calamos, Sr. and Nick P. Calamos served as members of each committee.
      Below is a description of each standing committee of the board. The board has affirmatively determined that each standing committee consists entirely of independent directors pursuant to rules established by Nasdaq and promulgated under the Securities Exchange Act of 1934, as amended.
      The board also has determined that each current member of the audit committee (1) meets the heightened independence standards for audit committee members under U.S. Securities and Exchange Commission rules as currently in effect and (2) has the accounting or financial management expertise required for audit committee members under Nasdaq rules.
Audit Committee
      The audit committee is responsible for assisting the board’s oversight of:

•	the quality and integrity of financial statements and related disclosure and systems of internal controls;

•	the independent auditor’s qualifications and independence;

•	the performance of the internal audit function; and

•	compliance with legal and regulatory requirements.
      The audit committee also prepares the report it is required to include in our annual proxy statement. In addition, the audit committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors, including approval of all services and fees of the independent auditors. The audit committee meets with the independent auditors and reviews the scope of their audit, the related reports and any recommendations they may make.
      The audit committee operates under a written charter adopted by the board, a copy of which is attached as Appendix A and posted in the corporate governance section of our website. A copy of the charter also may be obtained by written request to our Secretary at our principal executive offices. Because we only recently completed our initial public offering, the board has not yet designated a member of the audit committee as an “audit committee financial expert,” but expects to do so in the near future.

Compensation Committee
      The compensation committee has the following responsibilities, among other things:

•	recommending the compensation of our directors, including equity-based compensation, to our board for approval;

•	reviewing and approving corporate goals and objectives to serve as the basis for the chief executive officer’s compensation, evaluating the chief executive officer’s performance in light of the goals and, based on such evaluation, determining the chief executive officer’s compensation;

•	determining the total compensation for our Named Executive Officers (as defined below);

•	with respect to our equity-based compensation plans, approving the grants of stock options and other equity-based incentives as permitted under our compensation plans; and

•	reviewing and making recommendations to our board regarding new employment, consulting, retirement and severance agreements and arrangements proposed for our senior executives.
      The compensation committee charter is posted in the Corporate Governance section of our website. A copy of the charter also may be obtained by making a written request to our Secretary at our principal executive offices.
Nominating and Governance Committee
      The nominating and governance committee has the following responsibilities, among other things:

•	identifying individuals qualified to serve as our directors;

•	recommending qualified individuals for election to our board of directors at annual meetings of stockholders;

•	recommending to our board the directors to serve on each of our board committees; and

•	developing and recommending to the board corporate governance guidelines.
      The nominating and governance committee charter is posted in the Investor Relations section of our website. A copy of the charter also may be obtained by making a written request to our Secretary at our principal executive offices.
      Criteria for board nomination. The committee considers the appropriate balance of experience, skills and characteristics required of the board of directors, and seeks to insure that at least a majority of the directors are independent under Nasdaq rules, that members of the audit committee meet the financial literacy requirements under Nasdaq rules, and expects that at least one audit committee member will qualify as an “audit committee financial expert” under U.S. Securities and Exchange Commission rules in the near future. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business, and willingness to devote adequate time to board duties.
      Board nomination process. The process for identifying and evaluating nominees to the board of directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based upon input from members of the board, which of necessity, must take into account the controlling voting power held by Calamos Family Partners, Inc. The committee generally considers re-nomination of incumbent directors provided that they continue to meet the board’s qualification criteria. New director candidates are evaluated by the committee by reviewing the candidates’ biographical information, qualifications and references. Qualified nominees are interviewed by the chairman of the board and at least one member of the committee. The committee evaluates which of the prospective candidates is qualified to serve as a director and whether the committee should recommend a candidate to the board. Candidates recommended by the committee are presented to the board for selection as nominees to be presented for the approval of the stockholders or for election to fill a vacancy. Although the committee prefers to consider nominees identified by the board, the committee will consider stockholder recommendations of proposed director nominees that are timely received. The committee uses a similar process to evaluate candidates recommended by stockholders.
      To recommend a prospective nominee for the committee’s consideration, please submit the candidate’s name and qualifications to James S. Hamman, Jr. Submissions must include (a) the proposed nominee’s name and qualifications, including five-year employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements and board memberships (if any), as well as the reason for the stockholder’s recommendation, (b) the name and the record address of the stockholder or stockholders proposing such nominee, (c) the number of shares of stock which are beneficially owned by such stockholder or stockholders, and (d) a description of any financial or other relationship between the stockholder(s) and the nominee or between the nominee and our company or any of its subsidiaries. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the board and to serve if elected by the stockholders. Recommendations received by December 30, 2005, will be considered for nomination at the 2006 annual meeting of stockholders. Recommendations received after December 30, 2005, will be considered for nomination at the 2007 annual meeting of stockholders.
Director Fees
      Our non-management directors receive an annual retainer fee of $40,000, payable in quarterly installments, and a meeting attendance fee of $2,500 for each board meeting attended in person and $1,500 for each board meeting attended telephonically. In addition, there is an annual supplemental retainer of $10,000 (payable quarterly) for the audit committee chairperson and an annual supplemental retainer of $5,000 each (payable quarterly) for the chairpersons of the compensation committee and the nominating and governance committee. The meeting attendance fee for the audit committee is $1,250 per committee meeting and $1,000 per committee meeting for each of the compensation committee and the nominating and governance committee. Directors who are officers or employees of Calamos Asset Management do not receive any additional compensation for serving as a director. We reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors.
EXECUTIVE OFFICERS
      Listed below are the names, ages, and principal occupations for the past five years of our executive officers who are not also directors:
      Patrick H. Dudasik, 49, is our Executive Vice President, Chief Financial Officer and Treasurer. Mr. Dudasik joined our predecessor company in 2001 and, as its Chief Financial Officer, has responsibility for all financial and tax reporting, product pricing and budgeting areas of the company. Before joining our predecessor company, Mr. Dudasik worked for 18 years at Zurich Kemper Investments, Inc., where he most recently served as Executive Vice President and Chief Financial Officer. Prior to that, he worked at KPMG for three years. Mr. Dudasik has a bachelor’s degree in accounting from Southern Illinois University and is a CPA.
      James S. Hamman, Jr., 35, is our Executive Vice President, General Counsel and Secretary. Mr. Hamman joined our predecessor company in 1998 and, as its General Counsel and Secretary, is responsible for all legal, compliance and internal audit matters for the company. Before joining our predecessor company, Mr. Hamman was Vice President and Associate Counsel for Scudder Kemper Investments, Inc. in Chicago from 1996 to 1998, where he was responsible for legal and compliance matters related to the registration and administration of Kemper mutual funds. From 1993 to 1996, he was an associate with Vedder, Price, Kaufman and Kammholz, P.C., providing legal advice on general corporate and securities matters, with an emphasis on investment services law. Mr. Hamman has a bachelor’s degree in accounting from the University of Notre Dame and a J.D. from Northwestern University School of Law.

      Timothy W. Kaczmarek, 51, is our Executive Vice President and Chief Technology Officer. Mr. Kaczmarek joined our predecessor company in 2003. As our Executive Vice President and Chief Technology Officer, he is responsible for all information technology applications, development and support for the company. Before joining our predecessor company, he held a variety of positions in a 28-year career at The Northern Trust Company, spending his final five years as Senior Vice President of Information Technology for Northern Trust Global Investments. Mr. Kaczmarek has a bachelor’s degree in mathematics from the University of Illinois at Chicago and a master’s degree in management from the Kellogg School of Management at Northwestern University.
      David H. Schabes, 48, is our Executive Vice President and Director of Alternative Products. He joined the company in April 2005 and is responsible for expanding and managing the company’s alternative investments strategy, which includes hedge funds, private investment partnerships and other non-registered investment vehicles. Mr. Schabes joined Calamos Investments in 2005 from Bank One, where he was chairman and chief executive officer of Banc One Capital Markets, Inc. In that role, his responsibilities included fixed income, interest rate and equity derivatives, foreign exchange, tax-oriented and mezzanine investments, syndicated lending, asset-backed finance and commercial finance. He joined Bank One in 1995. Mr. Schabes’ 23 years in financial services include positions in derivatives and foreign exchange, options risk management, trading and technology. He was employed by Swiss Bank from 1992 to 1995 and First Chicago Corp. from 1981 to 1992. Mr. Schabes earned a bachelor’s degree in economics in 1979 and an MBA in 1983, both from the University of Chicago.
      David M. Swanson, 47, is our Executive Vice President of Distribution. He joined our predecessor company in 2004. Previously, Mr. Swanson served as Chief Operating Officer of the Van Kampen Investments unit of Morgan Stanley, where he was a Managing Director. Mr. Swanson joined Van Kampen as Chief Marketing Officer in 2000 after serving as Managing Director and Director of Marketing and Product Management — Kemper Funds for Scudder Kemper Investments, Inc. During this period, Mr. Swanson also served as President and CEO of Scudder, Stephens and Clark, Canada, Ltd. Mr. Swanson began his career in 1980 in the marketing department of Sears, Roebuck and Co. and entered the investment management industry as a Senior Product Manager with Kemper Financial Services in 1987. He subsequently held the titles of Vice President — Director of Product Marketing and Product Management and First Vice President — Director of Shareholder Marketing. Mr. Swanson earned his bachelor’s degree in journalism from Southern Illinois University and a master’s degree in management from the Kellogg School of Management at Northwestern University.
      Nimish S. Bhatt, 41, is our Senior Vice President and Director of Operations. He joined our predecessor company in 2004 and oversees the accounting for and administration of our mutual funds, hedge funds and separately managed accounts. Before joining our predecessor company, he spent more than 15 years in accounting and tax administration in the financial services industry. From 1996 through 2003, Mr. Bhatt served as senior vice president of Alternative Investment Products, Tax & Quality Assurance for BISYS Investment Services. Mr. Bhatt has a bachelor’s degree in advanced accounting and auditing and a law degree in taxation from India’s Gujarat University. He also has an MBA from Ohio State University. Mr. Bhatt is a member of the Investment Company Institute’s Accounting, Treasurer and Tax Committee, as well as National Investment Company Association’s Operations and Tax Committee.
      Bruce D. Innes, 55, is our Senior Vice President and Director of Human Resources. He joined our predecessor company in 2001 and is responsible for all human resources activities, including recruiting, employee relations, organizational development, compensation, benefits, training, succession planning and talent assessment. Previously, Mr. Innes was a managing director/ partner in the global asset management practice of A.T. Kearney Executive Search. Mr. Innes held the positions of Director of Recruiting, Vice President and Senior Vice President of Human Resources for Kemper Financial Services, Inc. from 1989 to 1999. Prior to that, he worked in the executive search practice of KPMG Peat Marwick. Mr. Innes has a bachelor’s degree in communications from Ohio State University.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
      The following table sets forth the Class A common stock beneficially owned as of March 31, 2005, by (1) the Calamos Family, which includes Calamos Family Partners, Inc., John P. Calamos, Sr., Nick P. Calamos (both of whom are director nominees and Named Executive Officers) and John P. Calamos, Jr., (2) each non-management director, (3) each other Named Executive Officer, (4) each other stockholder known to us to beneficially own more than 5% of our total outstanding Class A common stock and (5) all nominees for directors and executive officers as a group. All of our outstanding Class B common stock is held by Calamos Family Partners, Inc.

	Amount of			Percent of Class
	Beneficial		Percent of	Assuming
Name of Beneficial Owner	Ownership**		Class	Exchange(1)

Calamos Family:
Calamos Family Partners, Inc.	77,000,100	(2)	—	77.0%
John P. Calamos, Sr.
Nick P. Calamos
John P. Calamos, Jr.
Non-Management Directors:
Arthur L. Knight	17,500		*	*
G. Bradford Bulkley	4,290		*	*
Richard W. Gilbert	1,000		*	*
Other Named Executive Officers:
Patrick H. Dudasik	9,000		*	*
James S. Hamman, Jr.	4,000		*	*
David M. Swanson	1,500		*	*
Other 5% Beneficial Owner:
FMR Corp.	2,990,000	(3)	13.0%	3.0%
Total outstanding shares			23,000,000	100,000,100
All director nominees and officers as a group (12 persons)	77,060,790	(4)	*	77.1%

*	Less than 1%.

**	Unless otherwise indicated, beneficial ownership means the sole power to vote and dispose of shares.

(1)	Assumes that Calamos Family Partners, Inc. and John P. Calamos, Sr. exchange their membership units in Calamos Holdings LLC and shares of our Class B common stock for shares of our Class A common stock. See footnote 2 below.
(2)	Includes (i) 76,800,000 membership units in Calamos Holdings LLC and 100 shares of our Class B common stock owned by Calamos Family Partners, Inc., convertible and exchangeable, respectively, on demand for a corresponding number of shares of our Class A common stock and (ii) 200,000 membership units in Calamos Holdings LLC owned by John P. Calamos, Sr., convertible on demand for a corresponding number of shares of our Class A common stock. Pursuant to our Amended and Restated Certificate of Incorporation, Calamos Family Partners, Inc., as a holder of shares of Class B common stock, is entitled to a number of votes equal to 10 multiplied by the sum of (x) the aggregate number of shares of Class B common stock held by Calamos Family Partners, Inc. and (y) the aggregate number of membership units of Calamos Holdings LLC, or any successor entity thereto, held by Calamos Family Partners, Inc., divided by (z) the number of shares of Class B common stock held by Calamos Family Partners, Inc. Calamos Family Partners, Inc.’s interest represents approximately 97.1% of the votes of the holders of the common stock of the company. John P. Calamos, Sr., Nick P. Calamos and John P. Calamos, Jr. serve as directors of Calamos Family Partners, Inc. Calamos Family Partners, Inc. is wholly-owned by John P. Calamos, Sr., Nick P. Calamos, John P. Calamos, Jr. and certain trusts for the benefit of Calamos family members. By virtue of his controlling interest in Calamos Family Partners, Inc., John P. Calamos, Sr. is deemed to beneficially own all 76,800,000 membership units in Calamos Holdings LLC and all 100 shares of our Class B common stock held by Calamos Family Partners, Inc. The mailing address for each of Calamos Family Partners, Inc., John P. Calamos, Sr., Nick P. Calamos and John P. Calamos, Jr. is c/o Calamos Asset Management, Inc., 1111 E. Warrenville Rd., Naperville, Illinois 60563.

(3)	Based on information disclosed in a Schedule 13G filed by FMR Corp. with the U.S. Securities and Exchange Commission on February 14, 2005. FMR Corp.’s mailing address is 82 Devonshire Street, Boston, Massachusetts 02109.
(4)	Includes the holdings described in footnote 2 above.

EXECUTIVE COMPENSATION
      For purposes of this section, compensation information includes compensation paid to the executive officers by our predecessor company before the completion of our initial public offering.
Summary Compensation Table
      The following table provides compensation information for our Chief Executive Officer and each of the four highest compensated executive officers of the company (the Named Executive Officers) for the fiscal years ended December 31, 2004 and 2003.

		Annual Compensation				Long-Term Compensation

								Securities
						Restricted		Underlying
					Other Annual	Stock		Option	LTIP		All Other
Name and Principal	Fiscal	Salary	Bonus		Compensation	Awards		Awards	Payouts		Compensation
Position	Year	($)	($)		($)(1)	($)		(#)	($)		($)

John P. Calamos, Sr.	2004	5,108,333	8,271,100		248,523	1,063,638	(2)	177,273	—		28,071	(3)
Chairman, Chief Executive	2003	1,875,000	—		47,458	—		—	—		1,464,786	(3)
Officer and Co-Chief Investment Officer
Nick P. Calamos	2004	1,750,000	622,500		257,218	681,822	(2)	113,636	—		28,071	(4)
Senior Executive Vice	2003	1,499,394	—		12,245	—		—	—		545,215	(4)
President and Co-Chief Investment Officer
Patrick H. Dudasik	2004	337,875	2,091,600	(5)	51,104	2,371,266	(2)	66,232	468,121	(6)	28,071	(7)
Executive Vice President,	2003	248,872	328,000	(8)	—	—		6,781	—		27,659	(7)
Chief Financial Officer and Treasurer
James S. Hamman, Jr.	2004	311,667	956,000		29,103	3,095,532	(2)	59,156	1,189,024	(6)	24,739	(9)
Executive Vice President,	2003	218,337	172,000	(8)	—	—		2,318	—		27,659	(9)
General Counsel and Secretary
David M. Swanson	2004	184,659	147,800		—	109,098	(2)	18,182	—		3,172	(10)
Executive Vice President,	2003	—	—		—	—		—	—
Distribution

(1)	For 2004, includes $135,868, $154,940, $30,943 and $17,622 for Messrs. John P. Calamos, Sr., Nick P. Calamos, Patrick H. Dudasik and James S. Hamman, Jr., respectively, for personal use of corporate aircraft and includes $112,655, $102,278, $20,161 and $11,481 for Messrs. John P. Calamos, Sr., Nick P. Calamos, Patrick H. Dudasik and James S. Hamman, Jr., respectively, for reimbursement of taxes primarily in connection with their personal use of corporate aircraft. For 2003, includes $46,286 and $12,040 for Messrs. John P. Calamos, Sr. and Nick P. Calamos, respectively, for personal use of corporate aircraft and includes $1,172 and $205 for John P. Calamos, Sr. and Nick P. Calamos, respectively, for reimbursement of taxes primarily in connection with their personal use of corporate aircraft.

(2)	Reflects the fair market value based on the initial offering price of $18.00 per share of Class A common stock of restricted stock units (RSUs) granted at the time of the initial public offering as follows: John P. Calamos, Sr., 59,091 RSUs; Nick P. Calamos, 37,879 RSUs; Patrick H. Dudasik: 21,212 RSUs; James S. Hamman, Jr., 19,394 RSUs; and David M. Swanson, 6,061 RSUs. One-third of these grants vest on each of October 28, 2008, 2009 and 2010, subject to accelerated vesting in the event of death, disability, change of control, or as may be required upon termination of employment under an applicable employment agreement. Also reflects the fair market value based on the initial offering price of $18.00 of 110,525 RSUs and 152,580 RSUs granted to Messrs. Dudasik and Hamman, respectively, in connection with the termination of the EAU Plan. One-fifth of these EAU-based RSU grants vest on each of January 1, 2006, 2007, 2008, 2009 and 2010, subject to accelerated vesting in the event of death, disability, change of control and certain termination under an applicable employment agreement. Upon vesting, each RSU entitles the holder to receive one share of Class A common stock plus a cash payment equal to the amount of accumulated dividends that would have been paid on such Class A shares. The value of the RSUs held by the Named Executive Officers at December 31, 2004, based on the Nasdaq National Market closing price of $27.00 on December 31, 2004 was: John P. Calamos, Sr., $1,595,457; Nick P. Calamos, $1,022,733; Patrick H. Dudasik, $3,556,899; James S. Hamman, Jr., $4,643,298; and David M. Swanson, $163,647.

(3)	For 2004, includes $21,850 contribution to profit sharing plan, $6,150 matching contribution to 401(k) and $71 for term life insurance premiums. For 2003, includes a $1,125,000 distribution in lieu of salary, $312,127 payment for split-dollar life insurance premiums, $25,588 contribution to profit sharing plan, $2,000 matching contribution to 401(k) and $71 for term life insurance premiums.

(4)	For 2004, includes $21,850 contribution to profit sharing plan, $6,150 matching contribution to 401(k) and $71 for term life insurance premiums. For 2003, includes a $500,606 distribution in lieu of salary, $16,950 payment for split-dollar life insurance premiums, $25,588 contribution to profit sharing plan, $2,000 matching contribution to 401(k) plan and $71 payment for term life insurance premiums.

(5)	Includes a special, one-time bonus of $1,045,800 for a successful initial public offering.

(6)	Represents the portion of EAU appreciation units cashed out upon termination of the EAU Plan prior to the initial public offering.

(7)	For 2004, includes $21,850 contribution to profit sharing plan, $6,150 matching contribution to 401(k) and $71 for term life insurance premiums. For 2003, includes a $25,588 contribution to profit sharing plan, $2,000 matching contribution to 401(k) plan and $71 payment for term life insurance premiums.

(8)	Includes a supplemental incentive compensation bonus of $75,000 for Patrick H. Dudasik and $40,000 for James S. Hamman, Jr. which bonus amounts are payable in three equal annual installments beginning in 2006 for Patrick H. Dudasik and 2007 for James S. Hamman, Jr., subject to forfeiture upon employment termination prior to payment.

(9)	For 2004, includes $22,050 contribution to profit sharing plan, $2,618 matching contribution to 401(k) and $71 term life insurance premiums. For 2003, includes a $25,588 contribution to profit sharing plan, $2,000 matching contribution to 401(k) and $71 payment for term life insurance premiums.

(10)	For 2004, includes $3,125 contribution to profit sharing plan and $47 for term life insurance premiums.

Option and Equity Appreciation Unit Grants in Last Fiscal Year
      During 2004, options and equity appreciation units (“EAUs”) were granted to our Named Executive Officers as indicated in the table below. Our EAU Plan was discontinued on October 26, 2004. All other grants in 2004 were made pursuant to our Incentive Compensation Plan.

					Potential Realizable Value
	Number of	% of Total			At Assumed Annual Rates
	Securities	Options/EAUs			of Stock Price Appreciation
	Underlying	Granted to	Exercise or		For Option Term
	Options/EAUs	Employees In	Base Price	Expiration
Name	Granted(1)	Fiscal Year	($/Share)	Date	5%($)	10%($)

John P. Calamos, Sr.	177,273	24.36	18.00	10/28/2014	2,006,749	5,085,495
Nick P. Calamos	113,636	15.62	18.00	10/28/2014	1,286,371	3,259,917
Patrick H. Dudasik
Options	63,636	8.74	18.00	10/28/2014	720,366	1,825,549
EAUs(2)	2,596	38.09	77.04	12/31/2009	68,018	154,309
James S. Hamman, Jr.
Options	58,182	7.99	18.00	10/28/2014	658,626	1,669,088
EAUs(2)	974	14.29	77.04	12/31/2009	25,520	57,896
David M. Swanson	18,182	2.50	18.00	10/28/2014	205,822	521,594

(1)	Options vest in one-third installments on October 28, 2008, 2009 and 2010, subject to accelerated vesting upon a change of control. Unless earlier terminated, options have a ten-year term.

(2)	The EAU Plan was discontinued on October 26, 2004. A portion of each EAU participant’s appreciation was cashed out and the remainder of each participant’s appreciation in the EAU Plan was converted to restricted stock units. As provided in the Summary Compensation Table, Messrs. Dudasik and Hamman received cash payments of $468,121 and $1,189,024, respectively, and restricted stock unit grants of 110,525 and 152,580, respectively, upon termination of the EAU Plan.
Aggregated Option and EAU Exercises in Last Fiscal Year and Fiscal Year-End Option Values
      The following table provides information on option and EAU exercises in fiscal year 2004 by our Named Executive Officers and the value of their unexercised options and EAUs at December 31, 2004.

			Number of Securities	Value of Unexercised
	Shares		Underlying Unexercised	In-the-Money
	Acquired	Value	Options/EAUs at	Options/EAUs at
	on Exercise	Realized	Fiscal Year-End	Fiscal Year-End
Name	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

John P. Calamos, Sr.	—	—	0/177,273	$0/$1,595,457
Nick P. Calamos	—	—	0/113,636	0/1,022,724
Patrick H. Dudasik
Options	—	—	0/63,636	0/572,724
EAUs(2)	—	—	0/0	0/0
James S. Hamman, Jr.
Options	—	—	0/58,182	0/523,638
EAUs(2)	—	—	0/0	0/0
David M. Swanson	—	—	0/18,182	0/163,638

(1)	Based on the Nasdaq National Market closing price of $27.00 for the company’s Class A common stock on December 31, 2004.

(2)	The EAU Plan was discontinued on October 26, 2004. A portion of each EAU participant’s appreciation was cashed out and the remainder of each participant’s appreciation in the EAU Plan was converted to restricted stock units. As provided in the Summary Compensation Table, Messrs. Dudasik and Hamman received cash payments of $468,121 and $1,189,024, respectively, and restricted stock unit grants of 110,525 and 152,580, respectively, upon termination of the EAU Plan.

Employment-Related Arrangements
      John P. Calamos, Sr. We have entered into an employment agreement with John P. Calamos, Sr., effective October 26, 2004, that provides that Mr. Calamos will serve as our Chairman, Chief Executive Officer and Co-Chief Investment Officer through December 31, 2007. Beginning January 1, 2006, Mr. Calamos’ agreement will be renewed annually for a new three-year term, unless terminated upon 24 months’ notice prior to the expiration. The agreement provides Mr. Calamos with a minimum annual base salary of $650,000 (increased to $700,000, effective in January 2005), an annual discretionary target bonus of at least 600% of base salary and a maximum annual bonus opportunity of at least 150% of his target bonus. Mr. Calamos will also participate in the annual long-term performance incentive plan applicable to portfolio managers and research professionals. Mr. Calamos participates in the benefit plans and programs generally available to our other senior executive officers. Mr. Calamos is eligible to receive annual equity awards under our Incentive Compensation Plan in the discretion of our compensation committee, and is expected to receive annual awards with a value equal to 300% of his base salary.
      For the period from January 1, 2004 through the effective date of his employment agreement, Mr. Calamos received a base salary at an annual rate of $6,000,000. Prior to the completion of our initial public offering, Mr. Calamos also participated in a bonus plan under which Mr. Calamos received a bonus of $7,300,000 for that portion of the 2004 fiscal year that ended on the date of the initial public offering. Following that date, Mr. Calamos began participating in the annual bonus arrangement designated in his employment agreement.
      Mr. Calamos is entitled to receive the following severance payments if we terminate his employment without “cause” or he terminates his employment for “good reason”:

•	any accrued base salary, bonus, vacation and unreimbursed expenses;

•	base salary for 36 months; and

•	continued health care coverage for 36 months at employee rates.
      These severance benefits are subject to Mr. Calamos signing a release of claims against us, and complying with the restrictive covenants in his employment agreement. In the event Mr. Calamos accepts other full time employment, as specified in his employment agreement, during his severance period, the only remaining obligation of the company to Mr. Calamos (other than accrued base salary, bonus, vacation and unreimbursed expenses) will be to pay Mr. Calamos 50% of his remaining base salary payments, which will be paid in a lump sum. “Cause” is defined as (1) willful breach of agreement or of any material company policy, (2) misappropriation of assets, (3) conviction of a felony or other serious crime, (4) willful acts resulting in censure of Mr. Calamos or similar adverse action by the SEC or state regulator, (5) an act of fraud or gross moral turpitude, or (6) continued willful failure to substantially perform assigned duties after notice and opportunity to cure. “Good reason” is generally defined as any of the following after notice and opportunity to cure: (i) the continued breach by us of any material provision of his agreement, (ii) any material adverse change in the status, position or responsibilities of Mr. Calamos, including a change in Mr. Calamos’ reporting relationship, (iii) assignment of duties to Mr. Calamos that are materially inconsistent with his position and responsibilities, (iv) the failure by us to assign his employment agreement to a successor to us, or failure of a successor to us to explicitly assume and agree to be bound by his employment, or (v) delivery of notice to Mr. Calamos of non-renewal of his employment agreement.
      If Mr. Calamos dies or becomes disabled, he or his estate will receive life insurance or disability insurance payments, as applicable, continued health care coverage for 18 months at employee rates (in the case of disability) and any accrued base salary, bonus, vacation and unreimbursed expenses.
      If Mr. Calamos’ employment is terminated in connection with a change in control within two years of a change in control, he will receive the following:

•	any accrued base salary, bonus, vacation and unreimbursed expenses;

•	lump sum payment equal to base salary and bonus for 36 months;

•	24 months health care continuation, and 2 years of welfare benefits at employee rates; and

•	pro rata bonus.
      In addition, other earned cash or incentive benefits vest and become payable, and equity awards will vest in full upon such termination. These benefits are subject to Mr. Calamos signing a release of claims against us. Mr. Calamos’ employment agreement also includes a tax gross-up for excise taxes.
      Mr. Calamos has also entered into a non-competition agreement with us pursuant to which he has agreed that until the later of the fifth anniversary of the initial public offering or three years after the termination of his employment with us for any reason:

•	not to use or disclose any confidential information relating to our company;

•	except for his ownership in Calim Private Equity, LLC (described below under “Certain Relationships and Related Party Transactions — Calim Private Equity, LLC”), not to be involved in any investment management business other than ours or provide any investment management services with or for any person, entity or organization other than our company, except as may be permitted by a vote of our independent directors;

•	except as required by law, not to use or refer to the Calamos brand name or the name of any of our funds or accounts, or the investment performance of any of our funds or accounts, in any public filing, advertising or marketing materials relating to any product or service that competes with any of our products or services; and

•	not to solicit any of our clients or solicit or retain any of our employees.
      Nick P. Calamos. We have entered into an employment agreement with Nick P. Calamos, effective October 26, 2004, that provides that Mr. Calamos will serve as our Senior Executive Vice President and Co-Chief Investment Officer through December 31, 2007. The terms of Mr. Calamos’ employment agreement are substantially similar to the terms in our agreement with John P. Calamos, Sr., except that Mr. Calamos will initially receive a base salary of $500,000 (increased to $550,000 in January 2005), and an annual discretionary target bonus of 500% of base salary. In addition, it is expected that Mr. Calamos will receive annual awards under our incentive compensation plan (in the discretion of our compensation committee) with a value in the amount of 250% of his base salary.
      For the period from January 1, 2004 through the effective date of his employment agreement, Mr. Calamos received a base salary at an annual rate of $2,000,000.
      Patrick H. Dudasik. We have entered into an employment agreement with Patrick H. Dudasik, effective October 26, 2004, that provides that Mr. Dudasik will serve as our Executive Vice President, Chief Financial Officer and Treasurer through December 31, 2007. Mr. Dudasik’s agreement will be renewed annually for a new two-year term, unless terminated upon 12 months’ notice prior to the expiration. The agreement provides Mr. Dudasik with an annual base salary of $350,000 (increased to $400,000 in April 2005), an annual discretionary target bonus of 200% (increased to 300% in January 2005) of base salary and a maximum annual bonus opportunity of at least 150% of his target bonus. Mr. Dudasik participates in the benefit plans and programs generally available to our other senior executive officers. Mr. Dudasik is eligible to receive annual equity awards under our Incentive Compensation Plan in the discretion of our compensation committee, and is expected to receive annual awards with a value equal to 200% of his base salary. A portion of Mr. Dudasik’s existing awards under our EAU plan were cashed out at the time of the initial public offering, and the remainder of his existing EAUs were converted into restricted share units. The terms of Mr. Dudasik’s employment agreement relating to severance and change in control payments are substantially similar to those in our agreement with John P. Calamos, Sr., except that Mr. Dudasik will receive salary and continued health coverage for 18 months following his termination without cause or for good reason.
      Mr. Dudasik has also entered into restrictive covenants with us, which apply until 18 months following his termination of employment with us for any reason. Mr. Dudasik has agreed that he will not disclose confidential information, compete with us or solicit any of our employees or clients.

      James S. Hamman, Jr. We have entered into an employment agreement with James S. Hamman, Jr., effective on October 26, 2004, that provides that Mr. Hamman will serve as our Executive Vice President, General Counsel and Secretary through December 31, 2007. The terms of Mr. Hamman’s employment agreement are substantially similar to the terms in our agreement with Patrick H. Dudasik, except that Mr. Hamman receives an initial base salary of $320,000 (increased to $375,000 in April 2005), an annual discretionary target bonus of 200% of base salary and annual equity awards with a value equal to 200% of his base salary. Mr. Hamman also entered into restrictive covenants with us substantially similar to those we entered into with Mr. Dudasik.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Overview
      This is the first compensation committee report presented to the stockholders of the company. At and for a brief period after the initial public offering, the board of directors, consisting of Messrs. John P. Calamos, Sr. and Nick P. Calamos and Mr. Knight, discharged the functions of the compensation committee of the board of directors (the compensation committee). When Messrs. Bulkley and Gilbert became directors in January, 2005, along with Mr. Knight, they were appointed to serve as the compensation committee of the board. Mr. Knight serves as Chairman of the compensation committee. Since the initial public offering, the compensation committee met once in 2004 and twice during the first quarter of 2005. Each member of the current compensation committee meets the standards of “independence” under the Nasdaq listing standards.
Compensation Committee Purpose
      The primary purpose of the committee is to discharge the board’s responsibilities relating to compensation of the company’s chief executive officer and other members of senior management. In furtherance of that role, the committee has directed the preparation of this report and has approved its content and its submission to the stockholders. The compensation committee also provides guidance to the board and its nominating and governance committee when requested on director compensation.
Compensation Committee Duties, Responsibilities and Authority
      In furtherance of its purposes, the compensation committee’s duties, responsibilities and authority include:

•	establishing and periodically reviewing an executive compensation philosophy, strategy and principles that has the support of management and administer the compensation program fairly and consistently in accordance with such principles;

•	overseeing and approving various compensation programs for the company and the total compensation for the company’s senior management;

•	reviewing and making recommendations to the board with respect to the compensation of the company’s directors, including equity-based compensation;

•	reviewing and approving corporate goals and objectives relevant to the compensation of senior management, including, the chief executive officer, evaluating the chief executive officer’s performance in light of the goals and objectives and, based on such evaluation, determining the chief executive officer’s compensation;

•	approving the grants of stock options, restricted stock units and other equity-based incentives as permitted under our compensation plans;

•	reviewing and making recommendations to the board regarding new employment, consulting, retirement and severance agreements and arrangements proposed for senior management; and

•	other duties or responsibilities as may be expressly delegated to the compensation committee by the board.
      In carrying out its responsibilities, the compensation committee may consult with and receive input from the chief executive officer, other members of senior management, consultants and advisors, as the committee deems advisable or appropriate. As used in this report, references to senior executives or senior management includes the chief executive officer, the company’s other executive officers and any other officers whose compensation is determined by the compensation committee.
Executive Compensation Guidelines
      At its initial meeting in January 2005, the committee conducted an extensive review of the company’s existing executive compensation policies and practices as a foundation for its consideration of bonus compensation to be awarded with respect to 2004 and the establishment of the company’s compensation program for 2005. The review included compensation survey and peer group data specific to the investment management industry; tally sheets summarizing the then existing compensation packages for the company’s senior executives; the employment agreements entered into with the chief executive officer and certain other executive officers in connection with the initial public offering; and the incentive compensation plan adopted immediately prior to the initial public offering.
      As a result of this review, the committee established compensation guidelines designed to enable the company to attract and retain executives critical to the company’s long-term growth and success by motivating those executives to perform at superior levels and to achieve the company’s key corporate objectives. The guidelines call upon the committee to benchmark compensation against industry specific survey data, to target overall compensation at the 50th percentile, with the opportunity to receive superior levels of compensation for superior performance, and to set compensation by individual based on experience and performance. The committee believes that the company’s compensation programs in place at the time of the initial public offering were consistent with these guidelines.
Executive Compensation Program
      In connection with the initial public offering, the company entered into employment agreements with Messrs. John P. Calamos, Sr., Nick P. Calamos, Dudasik and Hamman. The company has also entered into an employment agreement with Mr. John P. Calamos, Jr. As provided by the employment agreements, the primary components of the compensation program are base salary, annual performance bonus and equity-based incentive compensation. A brief summary of these components follows.
      Salary. In keeping with management’s prior practice of placing a heavy emphasis on performance-based compensation, the salaries established under the employment agreements represent a relatively small part of the overall compensation package. The salaries were set by reference to industry-specific survey data. The salary amounts reflect levels above the 50th percentile of the comparison group, in recognition of the duties, experience and superior performance of the executives, including, the fact that John P. Calamos, Sr. serves a dual role as both the chief executive officer and as a co-chief investment officer.
      Annual Bonus. Under the employment agreements, each of the executive officers is entitled to participate in the company’s annual bonus program at a minimum target bonus opportunity expressed as a multiple of annual salary. The company uses variously weighted key corporate objectives and individual achievement as the performance metrics for determining annual bonuses. For 2004, the key corporate objectives were portfolio performance, measured by risk-adjusted investment performance of the mutual funds managed by the company; advisory fee revenue, measured by growth in revenues compared to industry percentages; marketing effectiveness, as measured by growth in assets under management relative to industry percentages; operating efficiencies, as measured by operating margin relative to industry; and stock price performance. For 2005, the committee has determined to use similar key corporate objectives and metrics, and added redemption rates as compared to industry averages as an additional measure of marketing effectiveness.
      Long-Term Incentives. The company has adopted and maintains the Incentive Compensation Plan which provides for equity-based and cash-based awards. The committee believes that long-term equity-based incentives are an important part of the overall compensation package and contribute to the “pay-for-performance” approach. Prior to the initial public offering, the company established an equity appreciation units (EAU) plan to provide long term incentives to a limited number of key employees, including certain senior executives, other than members of the Calamos family. The EAU plan was terminated in connection with the initial public offering, and participants received a partial cash payout and award of restricted stock units (RSUs) under the incentive compensation plan in lieu of their EAUs. At the time of the initial public offering, initial public offering awards, consisting of stock options and RSUs, were made to all members of senior management and their key employees. These cash payments and equity awards are reflected in the Summary Compensation Table.
2004 Compensation of Chief Executive Officer and Senior Management
      The compensation paid or provided to the chief executive officer and Named Executive Officers with respect to the entire calendar year 2004 shown in the Summary Compensation Table reflects compensation attributable to the pre-initial public offering period, as well as the period after the initial public offering.
      The base salary shown for John P. Calamos, Sr. and Nick P. Calamos reflects payments made at an annual rate of $6,000,000 and $2,000,000, respectively, for the period prior to the initial public offering, and at the rate set in their respective employment agreements thereafter.
      The annual bonus amounts shown in the table reflect the committee’s assessment of the superior performance achieved by the company and senior management during 2004. The key corporate objectives were attained at maximum level, due to the significant growth in the company’s assets under management, strong portfolio performance and the successful initial public offering. As a result, the annual bonus amounts awarded reflect a payout at the maximum bonus level of 150% of target. The annual bonus amount shown for John P. Calamos, Sr. includes $7,300,000, paid as a bonus for the pre-initial public offering period based on the bonus plan then in place, and a pro rated maximum bonus for the remainder of 2004. In recognition of his important contributions to the achievement of a successful initial public offering, the committee awarded Mr. Dudasik a special, one-time initial public offering bonus equal to the amount of his annual bonus.
      The long-term incentive plan payout, stock options and RSU grants shown in the table reflect the initial public offering equity awards as well as, in the case of Messrs. Dudasik and Hamman, the cash payments and RSUs awarded in connection with termination of the EAU plan. The amount of the initial public offering awards reflect the level of annual award required under the employment agreements.
2005 Compensation
      Based on its review of the company’s compensation program, including the provisions of the employment agreements, the committee established the following base salaries and target bonus opportunities for 2005 for the chief executive officer and other Named Executive Officers:

Executive	Base Salary	Target Bonus %

John P. Calamos, Sr.	$700,000	600%
Nick P. Calamos	$550,000	500%
Patrick H. Dudasik	$400,000	300%
James S. Hamman, Jr.	$375,000	200%
Dave Swanson	$250,000	80%
      The salaries for Messrs. John P. Calamos, Sr., Nick P. Calamos and Patrick H. Dudasik each increased $50,000 and the salary for James S. Hamman, Jr. increased $55,000 for 2005. The salary increases were based on the committee’s review of industry data and the committee’s assessment of the continued strong performance of each of these executives.
      In addition to the adjustments in base salary, in February 2005, the committee made annual equity awards to John P. Calamos, Sr. and Nick P. Calamos in the form of 112,750 stock options and 37,500 RSUs, and 72,750 stock options and 24,250 RSUs, respectively. The awards were made to Messrs. John P. Calamos, Sr. and Nick P. Calamos at this time in recognition of the significant reduction in their cash compensation from pre-initial public offering levels.
Section 162(m) Policy
      Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid in any taxable year to a publicly traded company’s CEO and the other four highest paid executive officers (generally the Named Executive Officers). There are several exemptions from these rules, including compensation that qualifies as performance-based compensation. In addition, the Section 162(m) regulations generally allow a three-year transition period after a company becomes publicly traded where most compensation is exempt from the $1 million deduction limitation. It is the committee’s view that, in general, compensation should be structured so as to comply with the Section 162(m) rules and thereby be deductible. In recognition of this and in anticipation of the eventual expiration of the transition period, the committee has established a separate limitation upon the annual bonus which may be paid to the chief executive officer and other Named Executive Officers intended to ensure that the annual bonus awarded will qualify as the performance-based compensation exception. For 2005, the limitation is 4% of annual operating income (as certified by the committee after year-end) for each of Messrs. John P. Calamos, Sr. and Nick P. Calamos, and 2% of such amount for the other Named Executive Officers. The committee recognizes that there may be limited instances where it would be in the best interests of the company to pay compensation that may not be fully deductible, and thus the compensation committee reserves the right to pay nondeductible compensation in such limited instances.
      The report is submitted by the compensation committee:

Arthur L. Knight (Chairman)
G. Bradford Bulkley
Richard W. Gilbert

STOCK PERFORMANCE GRAPH
      The shares of our Class A common stock commenced trading on Nasdaq on October 28, 2004. The following graph compares the percentage change in cumulative shareholder return on the common stock, with S&P 500 and SNL Asset Manager Index since October 28, 2004 (assuming a $100 investment on October 28, 2004, and the reinvestment of any dividends).
TOTAL RETURN PERFORMANCE

	Period Ending

Index	10/28/04	11/15/04	11/30/04	12/15/04	12/31/04

Calamos Asset Management, Inc.	100.00	119.18	119.08	120.13	135.54
S&P 500*	100.00	105.13	104.31	107.21	107.83
SNL Asset Manager Index	100.00	106.30	108.22	112.65	114.57

*	Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2005. Used with permission. All rights reserved. Crsp.com.
      The report of the compensation committee and the Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information, by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
      The current members of the compensation committee are Arthur L. Knight, G. Bradford Bulkley and Richard W. Gilbert, none of whom served as an officer or employee of the company or any of its subsidiaries during fiscal year 2004 or formerly served as an officer of the company or its subsidiaries. John P. Calamos, Sr. and Nick P. Calamos, who served as compensation committee members from October 2004 until January 2005, are executive officers of the company. See “Certain Relationships and Related Transactions” below.
      None of the executive officers of the company has served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the board of directors or compensation committee.
REPORT OF THE AUDIT COMMITTEE
      The audit committee of the board of directors of Calamos Asset Management, Inc. (the company) consists of Arthur L. Knight, G. Bradford Bulkley and Richard W. Gilbert. Each of the members of the audit committee is independent as defined under the Nasdaq Stock Market rules and applicable law. The audit committee is responsible for overseeing the company’s financial reporting activities. The audit committee’s function is more fully described in the written charter, which is attached as Appendix A to this proxy statement. Richard W. Gilbert serves as the chairman of the audit committee.
      The audit committee has reviewed and discussed the audited financial statements of the company for the fiscal year ended December 31, 2004 with management.
      The audit committee has discussed with KPMG LLP, the company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees).
      The audit committee has also received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and has discussed the independence of KPMG with that firm.
      Based on the audit committee’s review and discussions noted above, the audit committee recommended to the board of directors that the company’s audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the SEC.

Respectfully Submitted:

AUDIT COMMITTEE
Arthur L. Knight
G. Bradford Bulkley
Richard W. Gilbert (Chairman)
      The report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information, by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
      The audit committee of the board has appointed KPMG LLP as the independent registered public accounting firm to audit the books and accounts of Calamos Asset Management for its current fiscal year ending December 31, 2005. During the fiscal year ended December 31, 2004, KPMG rendered an opinion on the financial statements of Calamos Asset Management. In addition, KPMG provides us with tax consulting and compliance services, accounting and financial reporting advice on transactions and regulatory filings and certain other consulting services permitted under the Sarbanes-Oxley Act of 2002. Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.
Recommendation of the Board
      The board of directors recommends a vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2005. The voting requirements for this proposal are described in the “Voting Information” section.
Fees Paid to Independent Registered Public Accounting Firm
      The board engaged KPMG LLP to perform an annual audit of our financial statements for the fiscal year ended December 31, 2004.
      The following table sets forth the approximate aggregate fees for fiscal years ended December 31, 2004 and 2003 for services rendered by KPMG LLP.

	Fiscal Years Ended
	December 31,

	2004	2003

	(in thousands)
Audit Fees(a)	$1,013,045	$110,962
Audit Related Fees(b)	26,866	28,340
Tax Fees(c)	154,380	26,750
All Other Fees(d)	3,635	1,350

Total Fees	$1,197,926	$167,402

(a)	Audit Fees include services related to our initial public offering.

(b)	Audit Related Fees consist primarily of audit services performed for employee benefit plans.

(c)	Tax Fees consist of tax return preparation, research and compliance advice.

(d)	All Other Fees consist of the cost of seminars employees attended and subscription fees for access to an online research database.
      The audit committee was established on October 28, 2004 in conjunction with the company’s initial public offering and, accordingly, the fees for services described under Audit Related Fees, Tax Fees and All Other Fees for the fiscal years ended December 31, 2004 and 2003 were not pre-approved by the audit committee.
Pre-Approval Process
      The full audit committee pre-approves all audit and permissible non-audit services to be provided by the independent auditors, subject to de minimis exceptions contained in the Exchange Act. The audit committee has not adopted pre-approval policies and procedures delegating this responsibility to particular committee members, although it may in the future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Management Services Agreements
      Calamos Family Partners, Inc. and Calamos Property Holdings LLC (which are owned by John P, Calamos, Sr., Nick P. Calamos, John P. Calamos, Jr. and certain trusts controlled by them) and Dragon Leasing, Inc. (which is solely owned by John P. Calamos, Sr.) have each entered into a separate Management Services Agreement with us. Pursuant to these agreements, we provide certain services to them and their subsidiaries, if any, including furnishing office space and equipment, providing insurance coverage, overseeing the administration of their businesses and providing personnel to perform certain administrative services. The agreements each have a term of one year and are renewable annually. The agreements are terminable on 30 days notice by either party. In the agreements, each party has agreed to indemnify the other for any damages suffered as a result of the indemnifying party’s breach of the contract, negligence, willful misconduct or reckless disregard of its duties. In accordance with the terms of the agreements, Calamos Family Partners, Inc. and Dragon Leasing, Inc. have each agreed to pay us an amount equal to Direct Cost (as defined below) plus an expense allocation component. “Direct Cost” means, with respect to each service provided, the direct out-of-pocket expenses paid or incurred to third parties in connection with providing such service, including, without limitation, shipping, handling, travel expenses, payments to third parties (including, without limitation, all professional fees), printing and postage. The company entered into a services agreement with Calamos Property Holdings LLC. Under this service agreement, Calamos Property Holdings LLC provides property, facilities and development management services to us and our subsidiaries. We pay Calamos Property Holdings LLC an amount equal to Direct Cost and an expense allocation component.
Registration Rights Agreement
      In connection with the initial public offering, we entered into an agreement with Calamos Family Partners, Inc. and John P. Calamos, Sr. that grants registration rights with respect to shares of our Class A common stock, which we refer to as registrable securities, issuable or issued upon conversion of shares of our Class B common stock or in exchange for membership units in Calamos Holdings LLC.
      The registration rights agreement provides that Calamos Family Partners, Inc. and John P. Calamos, Sr. and their assigns are entitled to unlimited “piggyback” registration rights, meaning it can include its registrable securities in registration statements filed by us for our own account or for one or more of our stockholders. Calamos Family Partners, Inc. and John P. Calamos, Sr. and their assigns will also be entitled to, on 15 occasions, “demand” that we register registrable securities held by them at any time commencing at least 365 days after the effective date of the registration statement, provided that the aggregate number of registrable securities subject to each demand (A) constitutes at least 5% of the registrable securities on the date of the registration rights agreement or (B) has an aggregate minimum market value of at least $85 million. By using two demands, Calamos Family Partners, Inc. and John P. Calamos, Sr. and their assigns may require that the registration statement be in an appropriate form under the Securities Act of 1933 (a “Shelf Registration Statement”) relating to any of the registrable securities in accordance with the methods and distributions set forth in the Shelf Registration Statement and under Rule 415 under the Securities Act of 1933. Notwithstanding the foregoing, we will not be required to prepare and file more than two registration statements in any 12-month period pursuant to such demands. We have agreed to pay the costs associated with all such registrations.
      The registration rights agreement will remain in effect for so long as there are outstanding registrable securities or securities of Calamos Asset Management or Calamos Holdings LLC that are convertible into or exchangeable for registrable securities.
Tax Indemnity Agreement
      Calamos Family Partners, Inc. has entered into an agreement with Calamos Asset Management and Calamos Holdings LLC in order to address certain matters among themselves in respect of the allocation of taxable income and liability for taxes. Under the terms of this agreement, Calamos Family Partners, Inc. will generally indemnify us for any income taxes (including any interest and penalties on any such income taxes) related to Calamos Partners, Inc., Calamos Asset Management, Inc. (Illinois), Calamos Financial Services, Inc., and Calamos Property Management, Inc. incurred before the initial public offering closing. This indemnification will also cover any income taxes (including any interest and penalties on any such income taxes) incurred upon the conversion of Calamos Partners, Inc., Calamos Asset Management, Inc. (Illinois), Calamos Financial Services, Inc., and Calamos Property Management, Inc. into, respectively, Calamos Partners, Calamos Advisors, Calamos Financial Services and Calamos Property Management. The terms of the Tax Indemnity Agreement will survive until the expiration of the applicable statute of limitations. The Tax Indemnity Agreement contains provisions that allow Calamos Family Partners, Inc. to control the proceedings of any tax audits and tax controversies that relate to periods prior to the closing of the initial public offering. The Tax Indemnity Agreement also requires cooperation on a going forward basis among the parties.
Contribution Agreement
      In connection with the Reorganization, Calamos Family Partners, Inc. entered into an agreement with Calamos Holdings LLC, whereby Calamos Family Partners, Inc. contributed all of its assets and liabilities, including all of the equity interests in its four wholly-owned subsidiaries, to Calamos Holdings LLC. In exchange for contributing its assets and liabilities to Calamos Holdings LLC, Calamos Family Partners, Inc. received 100% of the membership units in Calamos Holdings LLC. On March 18, 2005 the audit committee approved a transaction whereby $147,555 of receivables, previously contributed to Calamos Holdings LLC from Calamos Family Partners, Inc. pursuant to the above referenced agreement, were purchased by Calamos Family Partners, Inc. The receivables purchased from Calamos Holdings LLC included $23,963 due from Calim Private Equity, LLC, a private equity firm partially owned by John P. Calamos, Sr., as discussed below.
      The contribution agreement provides that Calamos Holdings LLC will indemnify Calamos Family Partners, Inc. and its employees, officers and directors for any losses they may suffer or incur arising out of Calamos Family Partners, Inc. ownership of the contributed assets and liabilities or the conduct of the business prior to the date of the agreement (other than losses which Calamos Family Partners, Inc. is agreeing to indemnify Calamos Asset Management and Calamos Holdings LLC for under the Tax Indemnity Agreement).
Airplane Lease and Service Agreements
      We are party to an aircraft sublease agreement that allows us to lease an airplane from Dragon Leasing, Inc. for business travel, subject to availability. Aircraft rental fees incurred under the agreement were $459,000 for the year ended December 31, 2004. We have also entered into a service agreement with Aspen Executive Air LLC, a company in which John P. Calamos, Sr. maintains an indirect beneficial interest, pursuant to which Calamos Holdings LLC has agreed to pay for aircraft management services. Total service fees incurred were $1,038,890 for the year ended December 31, 2004. At December 31, 2003, we had loaned approximately $2.5 million to Dragon Leasing, Inc. to allow Dragon Leasing, Inc. to purchase an aircraft. The borrowings to finance the aircraft purchase were subject to interest that accrued at LIBOR plus 1.75%. The loan was repaid in July 2004.
Leases of Corporate Headquarters
      On June 30, 2004, we distributed certain real estate to current stockholders of Calamos Family Partners, Inc., who collectively contributed those assets to Calamos Property Holdings LLC. We are party to a month-to-month lease with a subsidiary of Calamos Property Holdings LLC under which we are obligated to pay monthly base rents and operating expenses to that subsidiary in the amount of $67,891 and will increase 3% annually on each anniversary of July 1, 2004. The lease does not have a specified term and may be cancelled by either party upon 30 days notice. We believe that the terms of the lease are as fair to the parties as could have been achieved by unaffiliated parties.
      We have entered into a lease with 2020 Calamos Court LLC, a subsidiary of Calamos Property Holdings LLC, with respect to the new corporate headquarters being constructed for our occupancy. The lease term commenced on April 1, 2005 and ends on May 31, 2025. Monthly base rent initially will be $237,183 through May 1, 2006 and will increase by 3% annually, beginning on June 1, 2006, for the remaining term of the lease. We may not terminate the lease unless a casualty, condemnation or material temporary taking affects all or a substantial portion of the leased premises. 2020 Calamos Court LLC may only terminate the lease upon specified events of default, which are subject to applicable grace periods. We believe that the terms of the lease are as fair to the parties as could have been achieved by unaffiliated parties.
Calim Private Equity, LLC
      John P. Calamos, Sr., in his individual capacity, holds 50% of the membership units in Calim Private Equity, LLC, or Calim, a private equity firm that manages the business and affairs of each of the Calim funds: Calim Venture Partners I, LLC; Calim Venture Partners II, LLC, Calim Bridge Partners I, LLC and Calim Bridge Partners II, LLC. The Calim funds collectively own approximately nineteen portfolio companies with a total cost basis of approximately $56 million. Mr. Calamos’ membership units in Calim are held as a passive investment and do not entitle Mr. Calamos to operate, manage or control Calim.
      Mr. Calamos intends to dispose of all his membership units in Calim and is currently considering options for effectuating the disposition.
Employment Agreement with John P. Calamos, Jr.
      Effective October 26, 2004 we entered into an employment agreement with John P. Calamos, Jr., the son of John P. Calamos, Sr., that provides that Mr. Calamos will serve as our Senior Vice President, Portfolio Manager through December 31, 2007. Under the agreement, Mr. Calamos receives an initial base salary of $400,000, an annual discretionary target bonus of 300% of base salary and annual equity awards with a value equal to 225% of his base salary. Mr. Calamos’ total compensation for 2004 was $2,694,297 and he was granted options to purchase 81,000 shares of our Class A common stock and 27,000 RSUs under our incentive compensation plan.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires officers, directors and persons who beneficially own more than 10% of Calamos Asset Management’s common stock (the “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Based solely on review of copies of such report received or written representations from the Reporting Persons, we believe that with respect to fiscal year 2004, all Reporting Persons complied with applicable filing requirements.
STOCKHOLDER PROPOSALS
      Qualified stockholders who wish to have proposals presented at the 2006 Annual Meeting of Stockholders must deliver them to us by December 30, 2005, in order to be considered for inclusion in next year’s proxy statement and proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.
      Any stockholder proposal or director nomination for our 2006 annual meeting that is submitted outside the processes of Rule 14a-8 will be considered “untimely” if we receive it before March 9, 2006, or after April 8, 2006. Such proposals and nominations must be made in accordance with our By-Laws. An untimely proposal may be excluded from consideration at our 2006 annual meeting. All proposals and nominations must be delivered to our Secretary at 1111 E. Warrenville Road, Naperville, Illinois 60536.

STOCKHOLDER ACCESS
      Generally, stockholders who have questions or concerns regarding Calamos Asset Management should contact our Investor Relations Department at 630-245-7200. However, any stockholders who wish to address questions regarding the business or affairs of our company directly with the board of directors, or any individual director, including a non-management director, should direct his or her questions in writing to any director or to all directors c/o James S. Hamman, Jr., Secretary, at 1111 E. Warrenville Road, Naperville, Illinois 60536.
ANNUAL REPORT AND FORM 10-K
      Our 2004 annual report to stockholders, which includes financial statements, is being sent together with this proxy statement to all stockholders as of the record date and is available for viewing on the Internet. We are legally required to send you this information to help you decide how to vote your proxy. Please read it carefully. However, the financial statements and the 2004 annual report to stockholders do not legally form any part of this proxy soliciting material.
      Our annual report on Form 10-K for the fiscal year ended December 31, 2004 (a copy of which is included in our annual report to stockholders) was filed with the Securities and Exchange Commission. Stockholders may also obtain a copy of the annual report on Form 10-K, without charge, by visiting our website at www.calamos.com or by writing to our Secretary, James S. Hamman, Jr., at 1111 E. Warrenville Road, Naperville, IL 60563. Upon written request to our Secretary, at the address of our principal executive offices, the exhibits set forth on the exhibit index of our annual report on Form 10-K may be made available at a reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).
OTHER MATTERS
      We know of no other matters to be presented to you at the Annual Meeting. As stated in an earlier section, if other matters are considered at the Annual Meeting, the proxies will vote on these matters in accordance with their judgment of the best interests of Calamos Asset Management.

APPENDIX A
AUDIT COMMITTEE CHARTER
Purpose
      The committee is established by the board of directors primarily for the purpose of overseeing the accounting and financial reporting processes of the company and audits of the financial statements of the company. The committee shall prepare the report required by the Securities and Exchange Commission to be included in the company’s annual proxy statement.
      The committee is responsible for assisting the board’s oversight of (1) the quality and integrity of the company’s financial statements and related disclosure and systems of internal controls, (2) the company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the company’s internal audit function and independent auditor.
Composition

1.	Members. The committee shall consist of as many members as the board shall determine, but in any event not fewer than three members. The members of the committee shall be appointed annually by the board upon the recommendation of the nominating and corporate governance committee.

2.	Qualifications. Each member of the committee shall meet all applicable independence, financial literacy and other requirements of the law and the listing requirements of the Nasdaq Stock Market, Inc. At least one member of the committee must have accounting or related financial management expertise in accordance with the listing requirements of the Nasdaq Stock Market, Inc. In addition, at least one member of the committee will be an “audit committee financial expert” as defined in Item 401(h)(2) of Regulation S-K.

3.	Chair. The Chair of the committee shall be appointed by the board.

4.	Removal and Replacement. The members of the committee may be removed or replaced, and any vacancies on the committee shall be filled, by the board upon the recommendation of the nominating and corporate governance committee.
Operations

1.	Meetings. The Chair of the committee, in consultation with the committee members, shall determine the schedule and frequency of the committee meetings, provided that the committee shall meet at least four times per year. The committee shall meet separately, periodically, with management, the general counsel, the internal auditors and the independent auditor. The committee shall also meet separately with the independent auditor at every meeting of the committee at which the independent auditor is present.

2.	Quorum. A majority, but not fewer than two, of the members of the committee constitute a quorum for the transaction of business.

3.	Agenda. The Chair of the committee shall develop and set the committee’s agenda, in consultation with other members of the committee, the board and management. The agenda and information concerning the business to be conducted at each committee meeting shall, to the extent practical, be communicated to the members of the committee sufficiently in advance of each meeting to permit meaningful review.

4.	Report to Board. The committee shall report regularly to the entire board and shall submit to the board the minutes of its meetings.

5.	Self-Evaluation; Assessment of Charter. The committee shall conduct an annual performance self-evaluation and shall report to the entire board the results of the self-evaluation. The committee shall assess the adequacy of this Charter on an annual basis and recommend any changes to the board.

Authority and Duties
     Independent Auditor’s Qualifications and Independence

1.	The committee shall be directly responsible for the appointment, retention, compensation and oversight of the work of the independent auditor employed by the company (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services or related work. The independent auditor shall report directly to the committee.

2.	The committee shall have the sole authority to preapprove any non-audit services to be provided by the independent auditor. The committee shall review with the lead audit partner whether any of the audit team members receive any discretionary compensation from the audit firm with respect to non-audit services performed by the independent auditor.

3.	The committee shall obtain and review with the lead audit partner and a more senior representative of the independent auditor, annually or more frequently as the committee considers appropriate, a report by the independent auditor describing: the independent auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry, review or investigation by governmental, professional or other regulatory authorities, within the preceding five years, respecting independent audits carried out by the independent auditor, and any steps taken to deal with these issues; and (to assess the independent auditor’s independence) all relationships between the independent auditor and the company. The committee shall, in addition to assuring the regular rotation of the lead (or coordinating) audit partner and the audit partner responsible for reviewing the audit, consider whether there should be regular rotation of the audit firm.

4.	The committee shall review the experience, qualifications and performance of the senior members of the independent auditor team.

5.	The committee shall establish policies for the hiring of employees and former employees of the independent auditor. The committee shall preapprove the hiring of any employee or former employee of the independent auditor who was a member of the company’s audit team during the preceding three fiscal years. In addition, the committee shall preapprove the hiring of any employee or former employee of the independent auditor (within the preceding three fiscal years) for senior positions within the company, regardless of whether that person was a member of the company’s audit team.

6.	The committee is responsible for ensuring its receipt from the independent auditor of a formal written statement delineating all relationships between the independent auditor and the company, consistent with Independence Standards Board Standard 1, and the committee’s responsibility for actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and for taking, or recommending that the board take, appropriate action to oversee the independence of the independent auditor.

Financial Statements and Related Disclosure

1.	The committee shall review the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before the filing of the company’s Form 10-K and Form 10-Q.

2.	The committee shall review with management earnings press releases, including the use of any non-GAAP financial information, before they are issued. The committee shall review generally with management the nature of the financial information and earnings guidance provided to analysts and rating agencies.

3.	The committee shall review timely reports from the independent auditor on: (a) all critical accounting policies and practices to be used by the company in preparing its financial statements, (b) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of these alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (c) other material communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences. In addition, the committee shall review with the independent auditor any audit problems or difficulties, and management’s response, and any significant disagreements with management. Among the items the committee will consider discussing with the independent auditor are: any accounting adjustments that were noted or proposed by the independent auditor but were “passed” (as immaterial or otherwise) and any communications between the audit team and the independent auditor’s national office with respect to auditing or accounting issues presented by the engagement.

4.	The committee shall review with management, and any outside professionals as the committee considers appropriate, the effectiveness of the company’s disclosure controls and procedures.

5.	The committee shall review with management, and any outside professionals as the committee considers appropriate, important trends and developments in financial reporting practices and requirements and their effect on the company’s financial statements.

6.	The committee shall prepare the report required by the Securities and Exchange Commission to be included in the company’s annual proxy statement.

7.	The committee shall review disclosures made by the company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q, including whether any significant deficiencies exist in the design or operation of internal controls that could adversely affect the company’s ability to record, process, summarize and report financial data, any material weaknesses exist in internal controls, or any fraud has occurred, whether or not material, that involves management or other employees who have a significant role in the company’s internal controls.

Performance of the Internal Audit Function and Independent Auditors

1.	The committee shall review with management, the internal auditor and the independent auditor the scope, planning and staffing of the proposed audit for the current year. The committee shall also review the internal audit function’s organization, responsibilities, plans, results, budget and staffing. In addition, management shall consult with the committee on the appointment, replacement, reassignment or dismissal of the principal internal auditor.

2.	The committee shall review with management, the internal auditor and the independent auditor the quality, adequacy and effectiveness of the company’s internal controls and any significant deficiencies or material weaknesses in internal controls.

3.	The committee shall review the company’s policies with respect to risk assessment and risk management.

Compliance with Legal and Regulatory Requirements

1.	The committee shall review with management, and any internal or external counsel as the committee considers appropriate, any legal matters (including the status of pending litigation) that may have a material impact on the company and any material reports or inquiries from regulatory or governmental agencies.

2.	The committee shall review the company’s accounting policies and practices to ensure they meet the requirements of the SEC, FASB, and AICPA.

3.	The committee shall review with the general counsel the adequacy and effectiveness of the company’s procedures to ensure compliance with its legal and regulatory responsibilities. The committee shall also review the legal and compliance function’s organization, responsibilities, plans, results, budget and staffing.

4.	The committee shall review and approve all related party transactions on an ongoing basis and shall review any potential conflict of interest situations where appropriate.

5.	The committee shall establish procedures for (a) the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, auditing matters or potential violations of law and (b) the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters or potential violations of law.

6.	The committee shall obtain reports from management, the internal auditor and the independent auditor regarding compliance with all applicable legal and regulatory requirements, including the Foreign Corrupt Practices Act.

      The foregoing list of duties is not exhaustive, and the committee may, in addition, perform such other functions as may be necessary or appropriate for the performance of its oversight function. The committee shall have the power to delegate its authority and duties to subcommittees or individual members of the committee as it deems appropriate. In discharging its oversight role, the committee shall have full access to all company books, records, facilities and personnel. The committee may retain counsel, auditors or other advisors, in its sole discretion. The committee shall be given the resources, and shall determine the funding requirements, for the payment of compensation to the independent auditor and any advisers employed by the committee, and the payment of the ordinary administrative expenses of the committee that are necessary or appropriate in carrying out its duties.
Clarification of Audit Committee’s Role
      The committee’s responsibility is one of oversight. It is the responsibility of the company’s management to prepare consolidated financial statements in accordance with applicable law and regulations and of the company’s independent auditor to audit those financial statements. Therefore, each member of the committee shall be entitled to rely, to the fullest extent permitted by law, on the integrity of those persons and organizations within and outside the company from whom he or she receives information, and the accuracy of the financial and other information provided to the committee by such persons or organizations.

Annual Meeting of
Stockholders
Calamos Asset Management, Inc.

June 7, 2005
10:30 a.m.

1111 E. Warrenville Road
Naperville, Illinois 60563

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED CLASS A STOCKHOLDER. IF NO DIRECTION IS MADE WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2, AND OTHERWISE IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDER.

☐	ê DETACH PROXY CARD HERE ê

Mark, Sign, Date and Return	x
the Proxy Card Promptly
Using the Enclosed Envelope.	Votes must be indicated (x) in Black or Blue ink.

1.	ELECTION OF DIRECTORS–TERMS TO EXPIRE IN 2006					FOR	AGAINST	ABSTAIN

	FOR ALL ☐	WITHHOLD FOR ALL ☐	EXCEPTIONS* ☐	2.	RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY’S FISCAL YEAR ENDING DECEMBER 31, 2005.	☐	☐	☐

Nominees:	(Arthur L. Knight, G. Bradford Bulkley and Richard W. Gilbert).	3.	IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the following blank line).			I plan to attend the meeting	☐

Exceptions*

To change your address, please mark this box.	☐

SCAN LINE

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Date Share Owner sign here	Co-Owner sign here

4917

ADMISSION TICKET

If you intend to attend the Annual Meeting, please be
sure to check the “I plan to attend the meeting”
box on the reverse side of the proxy card.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF

CALAMOS ASSET MANAGEMENT, INC.

     The undersigned hereby appoints John P. Calamos, Sr., Patrick H. Dudasik and James S. Hamman, Jr., attorneys and proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote all the shares of Class A common stock of Calamos Asset Management, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held June 7, 2005 or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE TO SERVE AS A DIRECTOR AND “FOR” PROPOSAL 2. IF NO DIRECTION IS GIVE IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. IF ANY OTHER BUSINESS SHOULD COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDER.

To include any comments, please mark this box. ☐

CALAMOS ASSET MANAGEMENT, INC.
P.O. BOX 11260
NEW YORK, N.Y. 10203-0260